Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Unicycive Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Unicycive Therapeutics, Inc.

2. That the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (“Series B Certificate of Designation”) was filed by the Secretary of State of Delaware on March 14, 2024, and that said Series B Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Series B Certificate of Designation is as follows:

a. Section 4(a) of the Series B Certificate of Designation inadvertently stated that the “Voting Conversion Price” be used for determining the as-converted amount of the Series B Preferred Stock instead of using the “Conversion Price” for such determination and also failed to reference the limitations imposed by Section 6(f).

b. Section 6(c) of the Series B Certificate of Designation inadvertently used a fixed number of shares of common stock into which shares of Series B-2 Preferred Stock convert into (one thousand shares), instead of based on the conversion rate equal to the Stated Value ($1,000) divided by the Conversion Price ($1.00) on a conversion date.

4. Section 4(a) of the Series B Certificate of Designation is hereby amended by (i) inserting “and Section 6(f)” after “Section 4(a)” in the first sentence of such section and (ii) deleting the reference to “Voting Conversion Price” and inserting “Conversion Price” lieu thereof in the second sentence of such section.

5. Section 6(c) of the Series B Certificate of Designation in correct form should read in its entirety as follow:

“(c) Conversions at Option of Holder. Subject to Section 6(b) and the limitations set forth in Section 6(f), at the option of the Holder thereof, each share of Series B-2 Preferred Stock, shall convert into the number of shares of Common Stock equal to the quotient of (A) the Stated Value, divided by (B) the Conversion Price on the applicable Conversion Date.”

IN WITNESS WHEREOF, Unicycive Therapeutics, Inc. has caused this Certificate of Correction this 8th day of November 2024.

/s/ Shalabh Gupta
By:	Shalabh Gupta, CEO